                                                               EXHIBIT 1.A(8)(a)

        Addendum to the Sales Agreement dated August 26, 1994
                            by and between
      The Alger American Fund, Fred Alger Management, Inc. and
                 Security Life of Denver Insurance Company



Section 2 of the Sales Agreement is hereby amended to read as follows:

2. FUND represents and warrants that all shares of the Portfolios of FUND will be sold only to other insurance companies which have agreed to participate in FUND to fund their Separate Accounts and to such other entities as may be permitted by Section 817(h) of the Internal Revenue Code of 1986, as amended ("Code"), which may include FUND's Distributor or its affiliates. Shares of the Portfolios of FUND will not be sold directly to the general public.





Date:  May 31, 1995

     THE ALGER AMERICAN FUND

     By:  /s/ Gregory Duch


     SECURITY LIFE OF DENVER
       INSURANCE COMPANY

     By:  /s/ Frank Wright

     FRED ALGER MANAGEMENT, INC.

     By:  /s/ Gregory Duch